As filed with the Securities and Exchange Commission on February 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMILTON BEACH BRANDS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3634	31-1236686
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4421 Waterfront Drive

Glen Allen, Virginia 23060

(804) 273-9777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dana B. Sykes, Esq.

Senior Vice President, General Counsel

and Secretary

Hamilton Beach Brands Holding

Company

4421 Waterfront Drive

Glen Allen, Virginia 23060

(804) 273-9777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew C. Thomas, Esq.

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

(216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Class A Common, par value $0.01 per share	1,035,010 shares	$14.45	$14,955,894.50	$1,941.28

(1)

Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933, or the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on February 24, 2020, within five business days prior to filing.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be exchanged until the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2020

PROSPECTUS

OFFER BY SELLING STOCKHOLDERS

TO EXCHANGE UP TO 1,035,010 SHARES OF

CLASS A COMMON STOCK

FOR 1,035,010 SHARES OF

CLASS B COMMON STOCK

OF

HAMILTON BEACH BRANDS HOLDING COMPANY

Under the terms of Hamilton Beach Brands Holding Company’s amended and restated certificate of incorporation, which we refer to as the certificate of incorporation, and a stockholders’ agreement, dated as of September 29, 2017, which we refer to as the stockholders’ agreement, shares of our Class B common stock, par value $0.01 per share, which we refer to as Class B Common, are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders’ agreement may transfer shares of Class B Common to the selling stockholders for shares of our Class A common stock, par value $0.01 per share, which we refer to as Class A Common, on a share-for-share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 1,035,010 shares of our Class A Common under this prospectus on a share-for-share basis, upon receipt, from time to time of shares of our Class B Common from holders of Class B Common that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in the selling stockholders transferring one share of Class A Common for each share of Class B Common transferred to the selling stockholders. We will not receive any proceeds from these transactions.

Our Class A Common is listed on the New York Stock Exchange under the symbol “HBB.” On February 25, 2020, the last sale price of our Class A Common as reported by the New York Stock Exchange was $13.23 per share. Our Class B Common is not publicly traded. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share.

Persons who receive shares of Class A Common from the selling stockholders may resell those shares of Class A Common in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, or the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.

Please consider carefully the “Risk Factors” beginning on page 5 for a discussion of risks you should consider prior to tendering your shares of Class B Common for exchange.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020

You should rely only on the information contained in this prospectus and in the reports and other information that we file with the SEC. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of those documents’ material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the SEC. The address of the site is: http://www.sec.gov. We make our annual and quarterly reports and other information that we file with the SEC available on our website. The address of our website is http://www.hamiltonbeachbrands.com. However, other than the information incorporated into this document by reference, the information on our website and the SEC’s website is not a part of this prospectus, and you should rely only on the information contained in or incorporated by reference into this prospectus when making a decision to exchange shares of Class B Common for shares of Class A Common.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-38214), filed with the SEC on February 26, 2020; and

•	our Current Report on Form 8-K, filed with the SEC on February 14, 2020 (Commission File No. 001-38214); and

•

the description of our Class  A Shares contained in the registration statement on Form 8-A, filed September 21, 2017 (Commission File No. 001-38214), including any subsequently filed amendments and reports updating such description.

We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, VA 23060, Attention: Secretary, telephone (804) 273-9777. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B Common.

iii

SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth elsewhere in this prospectus.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” on page 5 and “Cautionary Notice Regarding Forward-Looking Statements” on page 6. In this prospectus, the terms “Hamilton Beach Holding,” “the Company,” “we,” “us” and “our” refer to Hamilton Beach Brands Holding Company.

Hamilton Beach Holding

Hamilton Beach Brands Holding Company is an operating holding company and operates through its two wholly-owned subsidiaries Hamilton Beach Brands, Inc. (“HBB”) and The Kitchen Collection, LLC (“KC”) (collectively “Hamilton Beach Holding” or the “Company”). On October 10, 2019, the Company’s board of directors (the “Board”) approved the wind down of KC and its retail operations. By December 31, 2019, all KC stores were closed and the reportable segment qualifies to be reported as discontinued operations. On January 21, 2020, the Board approved the dissolution of the KC legal entity and a Certificate of Dissolution of Ohio Limited Liability Company was filed with the Ohio Secretary of State. HBB is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars, and hotels. HBB operates in the consumer, commercial, and specialty small appliance markets. KC is reported as discontinued operations in all periods presented.

Hamilton Beach Holding was incorporated as a Delaware corporation in 1988. On September 29, 2017, NACCO Industries, Inc. (“NACCO”), Hamilton Beach Holding’s former parent company, spun-off the Company to NACCO stockholders. In the spin-off, NACCO stockholders, in addition to retaining their shares of NACCO common stock, received one share of Hamilton Beach Brands Holding Company Class A common stock (“Class A Common”) and one share of Hamilton Beach Brands Holding Company Class B common stock (“Class B Common”) for each share of NACCO Class A or Class B common stock.

Our principal executive offices are located at 4421 Waterfront Drive, Glen Allen, Virginia 23060, and our telephone number is (804) 273-9777.

The Exchange Offer

The selling stockholders named in this prospectus are offering to transfer from time to time up to 1,035,010 shares of our Class A Common on a share-for-share basis, upon receipt, from time to time of shares of our Class B Common from holders of Class B Common that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in the selling stockholders transferring one share of Class A Common for each share of Class B Common transferred to the selling stockholders. See “Selling Stockholders” beginning on page 8.

As of February 17, 2020, the participating stockholders under the stockholders’ agreement beneficially owned 80.17% of the Class B Common issued and outstanding on that date. Holders of shares of Class B Common that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B Common that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B Common into shares of Class A Common on a one-for-one basis. Only holders of shares of Class B Common that are subject to the stockholders’ agreement may exchange their shares of Class B Common for shares of Class A Common pursuant to this prospectus.

In connection with the selling stockholders’ offer to exchange up to 1,035,010 shares of Class A Common, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware. See “The Exchange Offer-No Appraisal or Dissenters’ Rights” on page 22.

Material U.S. Federal Income Tax Consequences

Gain or loss will generally not be recognized by Hamilton Beach Holding stockholders who exchange shares of their Class B Common for shares of Class A Common held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 23.

The tax consequences of an exchange will depend on the stockholder’s particular facts and circumstances. Persons acquiring shares of Class A Common by exchanging shares of their Class B Common with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data

The following tables present a summary of our historical consolidated financial data as of and for each of the periods indicated. Except where indicated, the results of operations, financial position and cash flows of KC are reflected as discontinued operations for all periods reported. The statement of operations and other data for each of the three years in the period ended December 31, 2019 and the balance sheet data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The statement of operations and other data for the years ended December 31, 2016 and 2015, and the balance sheet data as of December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the SEC. See “Where You Can Find More Information” on page ii. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

	Year Ended December 31
	2019	2018	2017	2016	2015
	(In thousands, except per share amounts)
Operating Statement Data:
Revenue	$612,843	$629,710	$612,229	$601,006	$616,874
Operating profit	$36,866	$38,170	$39,928	$41,204	$33,195

Income from continuing operations, net of tax	$25,078	$27,145	$20,130	$25,920	$19,166
Income (loss) from discontinued operations, net of tax	$(28,600)	$(5,361)	$(2,225)	$259	$545
Net income (loss)	$(3,522)	$21,784	$17,905	$26,179	$19,711

Basic and diluted earnings (loss) per share:
Continuing operations	$1.83	$1.98	$1.47	$1.90	$1.40
Discontinued operations	(2.09)	(0.39)	(0.16)	0.01	0.04

Basic and diluted earnings (loss) per share	$(0.26)	$1.59	$1.31	$1.91	$1.44

Actual shares outstanding at December 31 (1)	13,516	13,713	13,673	13,673	13,673
Basic weighted average shares outstanding (1)	13,690	13,699	13,673	13,673	13,673
Diluted weighted average shares outstanding (1)	13,726	13,731	13,685	13,673	13,673

(1)

On September 29, 2017, NACCO, Hamilton Beach Holding’s former parent company, spun-off the Company to NACCO stockholders. The basic and diluted earnings per share amounts for the Company have been calculated based upon the number of shares distributed in the spin-off for all periods prior to the spin-off.

	Year Ended December 31
	2019	2018	2017	2016	2015
	(In thousands, except per share amounts and employee data)
Balance Sheet Data at December 31:
Net working capital (2)	$112,285	$104,254	$91,344	$95,088	$116,839
Total assets	$303,240	$330,427	$326,233	$310,833	$310,128
Short-term portion of revolving credit agreements	$23,497	$11,624	$31,346	$12,714	$8,365
Long-term portion of revolving credit agreements	$35,000	$35,000	$20,000	$26,000	$50,000
Stockholders’ equity	$55,059	$65,438	$46,408	$65,268	$82,824

Cash Flow Data:
Net cash provided by operating activities from continuing operations	$202	$17,323	$28,303	$58,025	$13,535
Net cash used for investing activities from continuing operations	$(4,122)	$(7,759)	$(6,177)	$(4,788)	$(4,775)
Net cash provided by (used for) financing activities from continuing operations	$1,062	$(9,255)	$(26,532)	$(61,837)	$(10,088)

Other Data:
Cash dividends paid to NACCO Industries, Inc.	$—	$—	$38,000	$42,000	$15,000
Cash dividends paid (1)	$4,851	$4,658	$1,162	n/a	n/a
Purchase of treasury stock	$5,960	$—	$—	n/a	n/a
Per share data:
Cash dividends paid (1)	$0.36	$0.34	$0.09	n/a	n/a
Market value at December 31 (1)	$19.10	$23.46	$25.69	n/a	n/a
Stockholders’ equity at December 31	$4.07	$4.77	$3.39	$4.77	$6.06
Total employees at December 31 for continuing operations	680	670	650	600	600

(1)	This information is only included for periods subsequent to the spin-off from NACCO.
(2)	Net working capital is defined as trade receivables, net plus inventory less accounts payable.

RISK FACTORS

Prospective investors in the shares of Class A Common offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.

Risks Related to This Offering

The voting power of holders of Class B Common who transfer their shares to the selling stockholders and receive shares of Class A Common will diminish.

Holders of Class B Common have ten votes per share of Class B Common, while holders of Class A Common have one vote per share of Class A Common. Holders of Class B Common who transfer their shares to the selling stockholders in exchange for shares of Class A Common will reduce their voting power.

The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A Common for shares of Class B Common in the exchange offer.

Holders of Class A Common and holders of Class B Common generally vote together on matters submitted to a vote of Hamilton Beach Holding’s stockholders. Consequently, if holders of Class B Common transfer their shares of Class B Common to the selling stockholders, the voting power of the selling stockholders will increase. As of February 17, 2020, the selling stockholders collectively controlled 21.68% of the voting power of outstanding shares of Hamilton Beach Holding’s Common based on the number of outstanding shares as of February 17, 2020. As of that date, there were 9,456,075 shares of Class A Common and 4,074,306 shares of Class B Common outstanding. As of February 17, 2020, if all shares of Class A Common offered by this prospectus were exchanged for shares of Class B Common, and the selling stockholders would have controlled 40.24% of the voting power of outstanding shares of Hamilton Beach Holding’s Common based on the number of outstanding shares as of February 17, 2020, and 49.58% of outstanding Class B Common with respect to any class vote of the Class B Common.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (8) the impact of tariffs on customer purchasing patterns, (9) product liability, regulatory actions or other litigation, warranty claims or returns of products, (10) customer acceptance of, changes in costs of, or delays in the development of new products, (11) increased competition, including consolidation within the industry, (12) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) risks associated with the wind down of KC including unexpected costs, contingent liabilities and the potential disruption of our other businesses, (15) the unpredictable nature of the coronavirus and its potential impact on our business, and (16) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of any shares by the selling stockholders.

SELLING STOCKHOLDERS

Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 17, 2020, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class A Common owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A Common offered for exchange by each selling stockholder by this prospectus; and

•	the number of shares of Class A Common owned by and the percentage of ownership of Class A Common of each selling stockholder immediately following the exchange of shares offered by this prospectus.

A total of 1,035,010 shares of Class A Common is being offered by this prospectus. The Alfred Rankin Trust, as defined below, the Victoire Rankin Trust, as defined below, the Thomas Rankin Trust, as defined below, the Claiborne Rankin Trust, as defined below, the Roger Rankin Trust, as defined below, the Bruce Rankin Trust, as defined below, the Helen Butler Trust, as defined below, and the Clara Williams Trust, as defined below, are offering to exchange the following numbers of shares of Class A Common: the Alfred Rankin Trust, 376,076; the Victoire Rankin Trust, 34,936; the Thomas T. Rankin Trust, 155,421; the Claiborne Rankin Trust, 123,080; the Roger Rankin Trust, 203,042; the Bruce Rankin Trust, 14,313; the Helen Butler Trust, 64,071; and the Clara Williams Trust, 64,071. The disclosure of the beneficial ownership of shares for each of the above listed trusts includes only those shares held directly by such trust.

Because the selling stockholders may offer all, a portion or none of the Class A Common offered by this prospectus, we cannot assure you as to the number of shares of Class A Common that will be held by the selling stockholders immediately following the offering. The table below assumes that the beneficial ownership of Class A Common for each selling stockholder, including shares of Class A Common held directly and indirectly by the Alfred Rankin Trust, will decrease by an aggregate of the number of shares of Class A Common described above as a result of this offering. The table does not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A Common.

Class A Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering	Shares Offered Pursuant to this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Owned After this Offering
Alfred M. Rankin, Jr., as Trustee of the Main Trust of Alfred M. Rankin, Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (1)	Class A	376,076	376,076	—	—
Alfred M. Rankin, Jr., as Trustee of The Trust, dated September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Victoire G. Rankin, for the benefit of Victoire G. Rankin (the “Victoire Rankin Trust”) (2)	Class A	34,936	34,936	—	—
Alfred M. Rankin, as Trustee of The Trust created under the Agreement, dated September 28, 2000, between Alfred M. Rankin, Jr., as trustee, and Bruce T. Rankin, for the benefit of Bruce T. Rankin (the “Bruce Rankin Trust”) (3)	Class A	14,313	14,313	—	—
Thomas T. Rankin, as Trustee of The Trust created under the Agreement, dated December 29, 1967, as supplemented, amended and restated, between Thomas T. Rankin, as trustee, and Thomas T. Rankin, creating a trust for the benefit of Thomas T. Rankin (the “Thomas Rankin Trust”) (4)	Class A	155,421	155,421	—	—
Claiborne R. Rankin, as Trustee of The Trust created under the Agreement, dated June 22, 1971, as supplemented, amended and restated, between Claiborne R. Rankin, as trustee, and Claiborne R. Rankin, creating a trust for the benefit of Claiborne R. Rankin (the “Claiborne Rankin Trust”) (5)	Class A	123,080	123,080	—	—
Roger F. Rankin, as Trustee of The Trust created under the Agreement, dated September 11, 1973, as supplemented, amended and restated, between Roger F. Rankin, as trustee, and Roger F. Rankin, creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (6)	Class A	203,042	203,042	—	—

Helen P. (Rankin) Butler, as Trustee of The trust created under the Agreement, dated December 29, 1989, as supplemented, amended and restated, between Helen P. (Rankin) Butler, as trustee, and Helen P. (Rankin) Butler for the benefit of Helen P. (Rankin) Butler (the “Helen Butler Trust”) (7)	Class A	64,071	64,071	—	—
Clara T. (Rankin) Williams, as Trustee of The Trust created under the Agreement, dated December 29, 1989, as supplemented, amended and restated, between Clara T. (Rankin) Williams, as trustee, and Clara T. (Rankin) Williams for the benefit of Clara T. (Rankin) Williams (the “Clara Williams Trust”) (8)	Class A	64,071	64,071	—	—

(1)

As trustee of the Alfred Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 376,076 shares of Class A Common held by the Alfred Rankin Trust. Mr. Rankin is the Non-Executive Chairman of Hamilton Beach Holding.

(2)	As trustee of the Victoire Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 34,936 shares of Class A Common held by the Victoire Rankin Trust.
(3)	As trustee of the Bruce Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 14,313 shares of Class A Common held by the Bruce Rankin Trust.
(4)

As trustee of the Thomas Rankin Trust, Thomas T. Rankin holds the power to vote or dispose of the 155,421 shares of Class A Common held by the Thomas Rankin Trust. Mr. Thomas Rankin is a Director of Hamilton Beach Holding.

(5)	As trustee of the Claiborne Rankin Trust, Claiborne R. Rankin holds the power to vote or dispose of the 123,080 shares of Class A Common held by the Claiborne Rankin Trust.
(6)	As trustee of the Roger Rankin Trust, Roger F. Rankin holds the power to vote or dispose of the 203,042 shares of Class A Common held by the Roger Rankin Trust.
(7)	As trustee of the Helen Butler Trust, Helen P. Butler holds the power to vote or dispose of the 64,071 shares of Class A Common held by the Helen Butler Trust.
(8)	As trustee of the Clara Williams Trust, Clara T. Williams holds the power to vote or dispose of the 64,071 shares of Class A Common held by the Clara Williams Trust.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of February 17, 2020 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, named executive officers and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210 (1)	Class A	123,925	—		789,938		8.35%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746 (2)	Class A	530,103	—		530,103		5.61%
Zuckerman Investment Group, LLC 155 N. Wacker Drive, Suite 1700 Chicago, IL 60606 (3)	Class A	—	994,351		994,351		10.52%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (4)	Class A	517,666	—		517,666		5.47%
Mark R. Belgya (5)	Class A	9,456	—		9,456		**
J.C. Butler, Jr. (5)	Class A	83,904	1,287,955	(6)	1,371,859	(6)	14.51%
Paul D. Furlow (5)	Class A	3,579	—		3,579		**
John P. Jumper (5)	Class A	16,424	—		16,424		**
Dennis W. LaBarre (5)	Class A	27,125	—		27,125		**
Michael S. Miller (5)	Class A	11,530	—		11,530		**
Alfred M. Rankin, Jr. (7)	Class A	390,236	1,288,140	(7)	1,678,376	(7)	17.75%
Thomas T. Rankin (5)	Class A	155,421	1,214,288	(8)	1,369,709	(8)	14.48%
James A. Ratner (5)	Class A	26,285	—		26,285		**
Gregory E. Salyers	Class A	9,102	—		9,102		**
Gregory H. Trepp	Class A	47,176	—		47,176		**
R. Scott Tidey	Class A	10,862	—		10,862		**
Clara R. Williams	Class A	83,769	1,219,568	(9)	1,303,337	(9)	13.878%
All executive officers and directors as a group (15 persons)	Class A	879,635	1,377,953	(10)	2,257,588	(10)	23.87%

**	Less than 1.0%.
1.

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 7, 2020 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

2.

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 12, 2020 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 511,385 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 530,103 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

3.

A Schedule 13G/A filed with the SEC with respect to Class A Common on January 13, 2020 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

4.

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 5, 2020 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of several subsidiaries (“BlackRock Subsidiaries”) that acquired Class A Common. BlackRock, Inc. possesses the sole power to vote 501,043 shares owned by BlackRock Subsidiaries of Class A Common and the sole power to invest 517,666 shares of Class A Common owned by BlackRock Subsidiaries.

5.

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 17, 2020. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2020 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2020.

6.

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P., or Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,234 shares of Class A Common held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin Associates I, L.P., or Rankin I, and Rankin Associates IV, L.P., or Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

7.

Mr. Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

8.

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. Rankin’s family, and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

9.

Clara R. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. Ms. Williams, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,219,568 shares of Class A Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family, and (c) Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity.

10.

The aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees and the aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Ms. Williams has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 17, 2020 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069 (1)	Class B	—	—		3,266,335		80.17%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	102,820	399,218	(2)	502,038	(2)	12.32%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (3)	Class B	—	—		472,371	(3)	11.59%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (4)	Class B	—	—		400,000	(4)	9.82%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (5)	Class B	—	—		338,295	(5)	8.30%
Mark R. Belgya	Class B	—	—		—		**
J.C. Butler, Jr.	Class B	74,448	1,287,955	(6)	1,362,403	(6)	33.44%
Paul D. Furlow	Class B	—	—		—		**
John P. Jumper	Class B	6,968	—		6,968		**
Dennis W. LaBarre	Class B	17,669	—		17,669		**
Michael S. Miller	Class B	—	—		—		**
Alfred M. Rankin, Jr.	Class B	359,013	1,288,140	(7)	1,647,153	(7)	40.43%
Thomas T. Rankin	Class B	145,965	1,214,288	(8)	1,360,253	(8)	33.39%
James A. Ratner	Class B	12,272	—		12,272		**
Gregory E. Salyers	Class B	—	—		—		**
Gregory H. Trepp	Class B	—	—		—		**
R. Scott Tidey	Class B	—	—		—		**
Clara R. Williams	Class B	83,769	1,219,568	(9)	1,303,337	(9)	31.99%
All executive officers and directors as a group (15 persons)	Class B	700,105	1,377,953	(10)	2,078,058	(10)	51.00%

**	Less than 1.0%.
1.

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 13, 2020 (the “Stockholders’ 13D/A”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,266,335 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 80.17% of the Class B Common outstanding on February 17, 2020 or 65.07% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.
2.

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 13, 2020 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class B Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail II LLC voting and investment power over the 349,100 shares of Class B Common held by Abigail II LLC. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 4,500 shares of Class B Common in excess of her pecuniary interest in Abigail II LLC.

3.

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

4.

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

5.

A Schedule 13D filed with the SEC with respect to Class B Common on February 14, 2018 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.
6.

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,234 shares of Class B common stock held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. The Stockholders 13D/A reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement.

7.

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

8.

Thomas T. Rankin may be deemed to be a member of the group described in note (5) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.
9.

As a result of Clara R. Williams holding through her trust, of which she is trustee, partnership interests in Rankin I, Ms. Williams may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin II. As a result, the group consisting of Ms. Williams, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Ms. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through her trust, of which she is trustee, partnership interests in Rankin IV. As a result, the group consisting of Ms. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Ms. Williams are 1,219,568 shares of Class B Common held by (a) members of Ms. Williams’ family, (b) trusts for the benefit of members of Ms. Williams’ family and (c) Rankin I, Rankin II and Rankin IV. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Clara R. Williams is subject to the stockholders’ agreement.

10.

The aggregate amount of Class B Common beneficially owned by all executive officers, Directors and Director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, Directors and Director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; Mr. Butler has disclaimed beneficial ownership in note (6) above; Mr. T. Rankin has disclaimed beneficial ownership in note (8) above; and Ms. Williams has disclaimed beneficial ownership in note (9) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. and Thomas T. Rankin. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,562,593 shares, or 27.10%, of the Class A Common and 2,543,186 shares, or 62.42%, of the Class B Common outstanding on February 17, 2020. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,728,898 shares, or 28.86%, of the Class A Common and 2,580,096 shares, or 63.33%, of the Class B Common outstanding on February 17, 2020. Such shares of Class A Common and Class B Common together represent 56.83% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

ADDITIONAL INFORMATION REGARDING SELLING STOCKHOLDERS

The following table sets forth, as of February 17, 2020, certain additional information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class B Common owned by each selling stockholder immediately prior to the exchange of Class A Common offered by this prospectus;

•

the number of shares of Class B Common owned by and the percentage of ownership of Class B Common of each selling stockholder immediately following the exchange of Class A Common offered by this prospectus based on the number of shares of Class A Common outstanding on February 17, 2020; and

•

the percentage of combined voting power of shares of Class A Common and Class B Common each selling stockholder would have immediately following the exchange of shares of Class A Common for Class B Common offered by this prospectus.

A total of 1,035,010 shares of Class A Common is being offered by this prospectus. The disclosure of the beneficial ownership of shares for each of the below listed trusts includes only those shares held directly by such trust.

Because the selling stockholders may offer all, a portion or none of the Class A Common offered by this prospectus, we cannot assure you as to the number of shares of Class A Common or Class B Common that will be held by the selling stockholders immediately following the offering. The table below assumes that the beneficial ownership of Class A Common for each selling stockholder, including shares of Class A Common held directly and indirectly by the Alfred Rankin Trust, will decrease by an aggregate of the number of shares of Class A Common described above under “Selling Stockholders” as a result of this offering and that the beneficial ownership of Class B Common for each selling stockholder, including shares of Class B Common held directly and indirectly by the Alfred Rankin Trust, will increase by the same number of shares of Class B Common. The table does not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A Common or Class B Common.

Class B Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Owned After this Offering	Percentage of Combined Voting Power of Shares of Class A and Class B Common After this Offering
Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (1)	Class B	344,853	720,929	17.69%	14.36%
Alfred M. Rankin, Jr., as Trustee of the Victoire Rankin Trust (2)	Class B	34,936	69,872	1.71%	1.39%
Alfred M. Rankin, as Trustee of the Bruce Rankin Trust (3)	Class B	14,313	28,626	0.70%	0.57%
Thomas T. Rankin, as Trustee of the Thomas Rankin Trust (4)	Class B	145,958	301,379	7.40%	6.00%
Claiborne R. Rankin, as Trustee of the Claiborne Rankin Trust (5)	Class B	123,080	246,160	6.04%	4.90%
Roger F. Rankin, as Trustee of the Roger Rankin Trust (6)	Class B	193,586	396,628	9.73%	7.90%
Helen P. (Rankin) Butler, as Trustee of the Helen Butler Trust (7)	Class B	64,071	128,142	3.15%	2.55%
Clara T. (Rankin) Williams, as Trustee of the Clara Williams Trust (8)	Class B	64,071	128,142	3.15%	2.55%

(1)

As trustee of the Alfred Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 344,853 shares of Class B Common held by the Alfred Rankin Trust. Mr. Rankin is the Non-Executive Chairman of Hamilton Beach Holding.

(2)	As trustee of the Victoire Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 34,936 shares of Class B Common held by the Victoire Rankin Trust.
(3)	As trustee of the Bruce Rankin Trust, Alfred M. Rankin, Jr. holds the power to vote or dispose of the 14,313 shares of Class B Common held by the Bruce Rankin Trust.
(4)

As trustee of the Thomas Rankin Trust, Thomas T. Rankin holds the power to vote or dispose of the 145,958 shares of Class B Common held by the Thomas Rankin Trust. Mr. Thomas Rankin is a Director of Hamilton Beach Holding.

(5)	As trustee of the Claiborne Rankin Trust, Claiborne R. Rankin holds the power to vote or dispose of the 123,080 shares of Class B Common held by the Claiborne Rankin Trust.
(6)	As trustee of the Roger Rankin Trust, Roger F. Rankin holds the power to vote or dispose of the 193,586 shares of Class A Common held by the Roger Rankin Trust.
(7)	As trustee and primary beneficiary of the Helen Butler Trust, Helen P. Butler holds the power to vote or dispose of the 64,071 shares of Class B Common held by the Helen Butler Trust.
(8)	As trustee and primary beneficiary of the Clara Williams Trust, Clara T. Williams holds the power to vote or dispose of the 64,071 shares of Class B Common held by the Clara Williams Trust.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the terms of Hamilton Beach Holding’s certificate of incorporation and stockholders’ agreement, shares of Class B Common are not generally transferable. Pursuant to the terms of the stockholders’ agreement, to which the selling stockholders are a party, and Hamilton Beach Holding’s certificate of incorporation, however, qualifying holders of Class B Common may transfer shares of Class B Common to the selling stockholders in exchange for shares of Class A Common, on a share-for-share basis. The selling stockholders are offering to exchange up to 1,035,010 shares of Class A Common with qualifying holders of Class B Common. The selling stockholders may offer to exchange any or all of the shares of Class A Common covered by this prospectus from time to time in varying amounts.

In order to be a qualifying holder of Class B Common for purposes of this prospectus, the holder must be a party to the stockholders’ agreement and must be permitted to transfer shares of Class B Common to the selling stockholders under Hamilton Beach Holding’s certificate of incorporation and the stockholders’ agreement. As of February 17, 2020, the participating stockholders under the stockholders’ agreement beneficially owned 80.17% of the Class B Common issued and outstanding on that date. Holders of shares of Class B Common that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B Common that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B Common into shares of Class A Common on a one-for-one basis. Only holders of shares of Class B Common that are subject to the stockholders’ agreement may exchange their shares of Class B Common for shares of Class A Common pursuant to this prospectus. In connection with any exchange of Class B Common to the selling stockholders, we may require from each holder of Class B Common documents that evidence the permitted nature of the exchange under Hamilton Beach Holding’s certificate of incorporation.

The Class A Common offered for exchange by the selling stockholders is entitled to one vote per share. The Class B Common that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.

Persons who receive shares of Class A Common from the selling stockholders may resell those shares of Class A Common in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.

Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A Common may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A Common by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of specific states, sales of shares of Class A Common covered by this prospectus to qualifying holders of Class B Common in some states may be made only through broker-dealers who are registered or licensed in those states.

We have been advised by each selling stockholder that it has not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A Common covered by this prospectus owned by such selling stockholder.

Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.

Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B Common for shares of Class A Common pursuant to this prospectus.

No Appraisal or Dissenters’ Rights

In connection with the selling stockholders’ offer to exchange up to 1,035,010 shares of Class A Common, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B Common of Hamilton Beach Holding for shares of Class A Common of Hamilton Beach Holding pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A Common by exchanging shares of their Class B Common with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

Tax Consequences of an Exchange

Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to Hamilton Beach Holding, for U.S. federal income tax purposes:

•	gain or loss will generally not be recognized by the holders of shares of Class B Common upon the exchange of their shares of Class B Common for shares of Class A Common pursuant to this prospectus;

•

the aggregate adjusted tax basis of the shares of Class A Common received in an exchange for shares of Class B Common pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B Common exchanged for those shares of Class A Common; and

•

the holding period of the shares of Class A Common received in an exchange for shares of Class B Common pursuant to this prospectus will include the holding period of the holder’s shares of Class B Common exchanged for that Class A Common.

Considerations with Respect to Discussion and Tax Opinion

The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:

The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.

The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold Hamilton Beach Holding Class A or Class B Common as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B Common through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.

The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of February 26, 2020, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise Hamilton Beach Holding or the holders of Class B Common of such changes.

The opinion assumes that holders of Class B Common hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

The opinion assumes that each exchange of Class B Common for Class A Common will be consummated in accordance with the descriptions contained in this prospectus.

The opinion assumes that the fair market value of the Class A Common to be received in any exchange and the fair market value of the Class B Common to be delivered in any exchange will be approximately equal in value.

The opinion assumes that none of the Class B Common transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B Common in connection with the exchange.

The opinion assumes that Hamilton Beach Holding and the holders of Class B Common who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.

The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from Hamilton Beach Holding, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.

The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

LEGAL MATTERS

The validity of the shares of Class A Common offered for exchange hereby has been passed upon for Hamilton Beach Holding by Dana B. Sykes, its Senior Vice President, General Counsel and Secretary. As of February 17, 2020, Ms. Sykes beneficially owned 4,766 shares of our Class A Common and one share of our Class B Common. Ms. Sykes has in the past and continues to be eligible to participate in the Company’s Executive Long-Term Equity Incentive Plan by which she has in the past and may in the future receive compensation from the Company in the form of the Company’s Class A Common.

EXPERTS

The consolidated financial statements of Hamilton Beach Brands Holding Company appearing in Hamilton Beach Brands Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Hamilton Beach Brands Holding Company’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides in Article IX, Section 1 that it will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”), any person who serves or served as a director or officer of the Registrant who is involved in an action, suit or proceeding because such person:

•	is or was its director or officer or an administrator or fiduciary for any of its employee benefit plans; or

•

serves or served at its request as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise.

This indemnification includes the right to have the Registrant pay the expenses incurred in defending such a proceeding before final disposition.

Article VIII of the Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director will be personally liable to it or its stockholders for breach of fiduciary duty as a director with respect to any acts or omissions in the performance of the director’s duties.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of

Section 145; that expenses (including attorney’s fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Registrant has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies will insure (1) the Registrant’s directors and officers against certain losses resulting from claims against them in their capacities as directors and officers, or as an administrator or fiduciary of any of its employee benefit plans, to the extent that such losses are not indemnified by it and (2) the Registrant to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Delaware.

Item 21. Exhibits and Financial Statement Schedules.

(a)    Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Hamilton Beach Brands Holding Company (incorporated herein by reference to Exhibit 3.1 to the Hamilton Beach Brands Holding Company Registration Statement on Form 8-A, filed by Hamilton Beach Brands Holding Company on September 22, 2017, Commission File Number 000-55845).

3.2	Amended and Restated Bylaws of Hamilton Beach Brands Holding Company (incorporated herein by reference to Exhibit 3.2 to the Hamilton Beach Brands Holding Company Registration Statement on Form 8-A, filed by Hamilton Beach Brands Holding Company on September 22, 2017, Commission File Number 000-55845).

4.1	Specimen of Hamilton Beach Brands Holding Company Class A Common Stock certificate, is incorporated by reference to Exhibit 4.1 of Amendment No. 2 of the Hamilton Beach Brands Holding Company’s S-1 Registration Statement filed on September 18, 2017.

4.2	Specimen of Hamilton Beach Brands Holding Company Class B Common Stock certificate, is incorporated by reference to Exhibit 4.2 of Amendment No. 2 of the Hamilton Beach Brands Holding Company’s S-1 Registration Statement filed on September 18, 2017.

4.3	Stockholders’ Agreement, dated as of September 29, 2017, among Hamilton Beach Brands Holding Company, the other signatories thereto and Hamilton Beach Brands Holding Company, as depository, is incorporated by reference to Exhibit 10.4 of Hamilton Beach Brands Holding Company’s Current Report on Form 8-K, filed on October 4, 2017.

5.1	Opinion of Dana B. Sykes, Esq. as to the validity of the securities being offered.

8.1	Opinion of Jones Day as to tax matters.

23.1	Consent of Ernst and Young LLP.

23.2	Consent of Dana B. Sykes, Esq. (included in Exhibit 5.1).

23.3	Consent of Jones Day (included in Exhibit 8.1).

24.1	Power of attorney (included in the signature pages hereto)

(b)    Financial Statement Schedules.

None.

(c)    Report, Opinion or Appraisal.

None.

Item 22. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Allen, State of Virginia, on February 26, 2020.

HAMILTON BEACH BRANDS HOLDING COMPANY

By:	/s/ Dana B. Sykes
Name: Dana B. Sykes
Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Gregory H. Trepp, Michelle O. Mosier, Dana B. Sykes, Derek R. Redmond, Andrew C. Thomas and Kimberly J. Pustulka, and each of them, as the true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for the undersigned and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) one or more Registration Statement(s) on Form S-4 relating to the registration for exchange of Class A Common Stock, $0.01 par value per share, of Hamilton Beach Brands Holding Company, a Delaware corporation, with any and all amendments, supplements and exhibits thereto, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, to sign and file any and all applications and other documents to be filed with the Commission, with any and all amendments, supplements and exhibits thereto, with full power and authority to do and perform any and all acts and things whatsoever required, necessary, advisable, appropriate or desirable to be done in the premises, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory H. Trepp	President and Chief Executive Officer, Director (Principal Executive Officer)	February 26, 2020
Gregory H. Trepp

/s/ Michelle O. Mosier Michelle O. Mosier	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer) (Principal Accounting Officer)	February 26, 2020

/s/ Mark R. Belgya	Director	February 26, 2020
Mark R. Belgya

/s/ J.C. Butler, Jr.	Director	February 26, 2020
J.C. Butler, Jr.

/s/ Paul D. Furlow	Director	February 26, 2020
Paul D. Furlow

/s/ John P. Jumper	Director	February 26, 2020
John P. Jumper

/s/ Dennis W. LaBarre	Director	February 26, 2020
Dennis W. LaBarre

/s/ Michael S. Miller	Director	February 26, 2020
Michael S. Miller

/s/ Alfred M. Rankin, Jr.	Director	February 26, 2020
Alfred M. Rankin, Jr.

/s/ Thomas T. Rankin	Director	February 26, 2020
Thomas T. Rankin

/s/ James A. Ratner	Director	February 26, 2020
James A. Ratner

/s/ Clara R. Williams	Director	February 26, 2020
Clara R. Williams